EXHIBIT 7.2

                                                     ICHANCE INTERNATIONAL, INC.
                                               14354 N. FRANK LLOYD WRIGHT BLVD.
                                                                         SUITE 4
                                                            SCOTTSDALE, AZ 85260




November 12, 2002



To the Board of Directors and Shareholders of IChance International, Inc.:

This memorandum serves as official notice that I hereby resign as President, Treasurer and Secretary and Director of IChance International, Inc. to pursue other ventures and opportunities. I will no longer serve in any capacity with the Company.

Sincerely,


s/  Georgios Polyhronopoulos
----------------------------
    Georgios Polyhronopoulos